Exhibit 99.1

NEWS RELEASE
October 17, 2013

Ainsworth Announces RECEIPT OF REQUISITE CONSENTS IN ITS
CONSENT SOLICITATION RELATING TO 7.5% Senior Secured Notes due 2017
Vancouver, British Columbia - Ainsworth Lumber Co. Ltd. (TSX: ANS) (“Ainsworth” or the “Company”) today announced that, pursuant to its previously announced solicitation of consents (“Consent Solicitation”) from holders of its outstanding 7.5% Senior Secured Notes due 2017 (the “Notes”), the Company has received the requisite consents to amend certain definitions (the “Amendments”) contained in the indenture relating to the Notes (the “Indenture”).
The Amendments modify certain definitions contained in the Indenture so that the proposed acquisition by Louisiana-Pacific Corporation (“LP”) of all of the outstanding Ainsworth shares (the “Acquisition”) pursuant to the arrangement agreement entered into by LP and Ainsworth on September 4, 2013, and the designation by LP of members of Ainsworth’s board of directors upon and after the consummation of the Acquisition, will not constitute a “Change of Control” under the Indenture and Ainsworth will not be required to make a “Change of Control Offer” under the Indenture in connection with the Acquisition. The Consent Solicitation expired at 5:00 p.m., New York City time, on October 16, 2013 (the “Expiration Time”).
Ainsworth has received consents from holders of a majority of the aggregate principal amount of all outstanding Notes, voting as a single class. Accordingly, on October 16, 2013, Ainsworth and the Bank of New York Mellon, as trustee entered into a supplemental indenture with respect to the Indenture reflecting the Amendments (the “Supplemental Indenture”). The Amendments became operative upon the execution of the Supplemental Indenture and are binding on every holder of Notes. However, if the Final Consent Payment (as defined below) is not paid on or prior to the earlier of (i) the date that is five Business Days after the date upon which all of the conditions to the Final Consent Payment are satisfied or waived and (ii) June 2, 2014, the definitions in the Indenture, as amended by the Supplemental Indenture, will revert to their prior form, as if the Amendments had never become operative.
Ainsworth made the Consent Solicitation at LP’s request and expense. LP will promptly pay 50% of the consent payment (the “Initial Consent Payment”) to holders of Notes who validly delivered their consent at or prior to the Expiration Time. The remaining 50% (the “Final Consent Payment”) will be paid by LP promptly following the satisfaction or waiver of certain conditions described in the Consent Solicitation Statement, dated October 7, 2013, including the completion of the Acquisition.
Any inquires may be directed to Global Bondholder Services Corporation, the Information and Tabulation Agent, at (212) 430-3774 (collect) or (866) 924-2200 (toll free). Any persons with questions regarding the Consent Solicitation should contact the Solicitation Agent, Goldman, Sachs & Co., at (212) 902-6941 (collect) or (800) 828-3182 (toll free).
This announcement is for information purposes only and is neither an offer to sell nor a solicitation of an offer to buy any security. This announcement is also not a solicitation of consents with respect to the Amendments or any securities. The Consent Solicitation is not being made in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such solicitation under applicable state or foreign securities or “blue sky” laws.

About Ainsworth
Ainsworth Lumber Co. Ltd. is a leading manufacturer and marketer of oriented strand board ("OSB") with a focus on value-added specialty products for markets in North America and Asia. Ainsworth's four OSB manufacturing facilities, located in Alberta, British Columbia and Ontario, have a combined annual capacity of 2.5 billion square feet (3/8-inch basis) of OSB. Ainsworth is a publicly traded company listed on the Toronto Stock Exchange under the symbol ANS.
Cautionary Statement Regarding Forward-Looking Information

Forward-looking information provided in this news release relating to Ainsworth's expectations regarding the Consent Solicitation and Ainsworth's future prospects and financial position are forward-looking information within the meaning of applicable United States securities laws and pursuant to National Instrument 51-102 promulgated by the Canadian Securities Administrators. Ainsworth believes that expectations reflected in such information are reasonable, but no assurance is given that such expectations will be correct. Forward-looking information is based on Ainsworth's beliefs and assumptions based on information available at the time the assumption was made and on management's experience and perception of historical trends, current conditions and expected further developments as well as other factors deemed appropriate in the circumstances. Investors are cautioned that there are risks and uncertainties related to such forward-looking information and actual results may vary. Important factors that could cause actual results to differ materially from those expressed or implied by such forward looking information include, without limitation, factors detailed from time to time in Ainsworth's periodic reports filed with the Canadian Securities Administrators and other regulatory authorities. The forward-looking information is made as of the date of this news release and Ainsworth assumes no obligation to update or revise them to reflect new events or circumstances, except as explicitly required by securities laws.

For further information please contact:

Ainsworth Lumber Co. Ltd.
Suite 3194, Bentall 4
P.O. Box 49307
1055 Dunsmuir Street
Vancouver, B.C. V7X 1L3
Telephone: 604-661-3200
Facsimile: 604-661-3201
www.ainsworthengineered.com

Contact:
Rick Eng
Vice President, Finance and Chief Financial Officer
rick.eng@ainsworth.ca

Rob Feustel
Treasurer
rob.feustel@ainsworth.ca